EXHIBIT 10.13

LOAN AGREEMENT

This agreement is dated December 29, 2003 and is by and between Paulson Investment Company, Inc., a Oregon corporation (“Lender”) and DayStar Technologies, Inc., a California corporation (“Borrower”).

Lender has agreed to act as managing underwriter of an initial public offering of units of Borrower (the “Offering”). In order to provide additional cash to Borrower pending its receipt of the proceeds of the Offering, Lender has agreed to make loans to Borrower as further described below.

NOW, THEREORE, THE PARTIES AGREE AS FOLLOWS:

1. LOANS. At any time after December 24, 2003, Borrower may request loans (“Loans”) from Lender. The aggregate amount of such Loans cannot exceed $200,000. If at any time, the Offering is no longer being actively pursued, Lender shall not be obligated to make any further Loans. Any Loan request shall be in a minimum amount of the smaller of $25,000 or the maximum amount that Borrower may then borrow as provided in this Section 1.

2. INTEREST. Interest shall accrue on the outstanding principal amount of all Loans at the rate of 6% per annum, calculated on the basis of a 360 day year.

3. REPAYMENT FROM OFFERING PROCEEDS. Borrower shall repay all of the outstanding principal of, and all accrued interest on, the Loans at the closing of the Offering.

4. PROVISIONS APPLICABLE IF OFFERING IS NOT CONSUMMATED. If the Offering is not consummated on or before June 30, 2004;

(a)	the Loans shall be repayable in six equal quarterly installments on the last day of each calendar quarter, beginning September 30, 2004; and
(b)	the principal and accrued interest on the Loans may, at any time after June 30, 2004 at the option of the Lender, be converted into common stock of Borrower in an amount equal to 7.5 percent of Borrower’s fully diluted common stock on the date of conversion.

4. PREPAYMENT. The principal of, and accrued interest on, the Loans is repayable at any time at the option of Borrower, in whole or in part, provided, however, that, in the case of any prepayment after December 24, 2003, Borrower shall give Lender ten business days prior notice of any such prepayment. Any partial prepayment shall be applied first to interest and thereafter to a reduction of principal.

5. MISCELLANEOUS.

(a) Notice. Any notice permitted or required hereby shall be deemed validly given if (i) sent by registered mail, return receipt requested, or by a recognized package delivery company that maintains a record of deliveries, or (ii) received at the address of the person to whom such notice is directed by any physical or electronic means. Any notice to Borrower shall be addressed to Borrower at:

900 Golden Gate Terrace, Suite A

Grass Valley, CA 95945

Telephone: 530-271-5557

Or at any fax or e-mail address maintained by Borrower for general corporate purposes. Any notice to Lender shall be addressed to Lender at:

811 SW Naito Parkway

Portland, OR 97204

Telephone: 503-243-6000

Fax: 503-243-6091

Or at any fax or e-mail address maintained by Borrower for general corporate purposes.

Any party may change addresses at which it wishes to receive notice by valid notice to the other parties setting forth the new address.

(a) Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Oregon, excluding provisions thereof relating to conflict of laws.

(b) Collection. If any due and unpaid principal of or interest on any Loan is referred for collection, or if legal action is instituted to collect any such amount, the costs reasonably incurred by Lender in connection with any such collection process shall be paid by Borrower.

DayStar Technologies, Inc.

By:	/s/ STEPHEN AANDERUD

Title:	Chief Financial Officer

Paulson Investment Company, Inc.

By:	/s/ LORRAINE MAXFIELD

Title:	Senior VP, Corp. Fin.